Exhibit 10.2.6a
FIRST AMENDMENT
TO THE
DEFERRED COMPENSATION PLAN OF 2005 FOR EMPLOYEES OF
PINNACLE WEST CAPITAL CORPORATION AND AFFILIATES
Effective as of January 1, 2005, Pinnacle West Capital Corporation (the “Company”) adopted the Deferred Compensation Plan of 2005 for Employees of Pinnacle West Capital Corporation and Affiliates (the “Plan”). By this instrument, the Company now desires to amend the Plan as described below. Defined terms used herein shall have the meanings specified in the Plan.
1. This First Amendment shall be effective as of January 1, 2009.
2. This First Amendment amends only the provisions of the Plan noted below. Those provisions not expressly amended shall be considered in full force and effect. This First Amendment also supersedes the other provisions of the Plan to the extent those provisions are inconsistent with the provisions and intent of this First Amendment.
3. Section 1.1 (“Account Balance”) of the Plan is amended and restated in its entirety to read as follows:
1.1 “Account Balance” shall mean the sum of (i) the Deferral Amount and (ii) interest credited in accordance with all the applicable interest crediting provisions of the Plan, reduced by all Short-Term Payouts and other distributions, if any. The term “Account Balance” does not include any Discretionary Credits allocated to the Participant in accordance with Section 3.9. This account shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to the Participant pursuant to this Plan.
4. Section 1.7 (“Bonus Rate”) of the Plan is amended and restated in its entirety to read as follows:
1.7 “Supplemental Rate” for a Plan Year shall mean an interest rate determined for each Plan Year by the Committee, in its sole discretion, which rate shall be determined on or before the first business day of the month that precedes the beginning of the Plan Year for which the rate applies.
All references to “Bonus Rate” in the Plan are changed to refer to “Supplemental Rate.”

5. Section 1.13 (“Crediting Rate”) of the Plan is amended and restated in its entirety to read as follows:
1.13 “Base Rate” for a Plan Year shall mean a rate of interest equal to the yield on ten-year U.S. Treasury Notes as published on the last business day of the first week of October preceding the Plan Year.
All references to “Crediting Rate” in the Plan are changed to refer to “Base Rate.”
6. Section 1.25 (“Preferred Rate”) of the Plan is amended and restated in its entirety to read as follows:
1.25 “Plan Rate” for a Plan Year shall mean the Base Rate plus the Supplemental Rate for such Plan Year.
All references to “Preferred Rate” in the Plan are changed to refer to “Plan Rate.”
7. Section 1.31 (“Termination Benefit”) of the Plan is amended and restated in its entirety to read as follows:
1.31 “Termination Benefit” shall mean the Participant’s Account Balance payable in accordance with the provisions of Article 5.
8. Section 1.34 (“Years of Plan Participation”) of the Plan is amended by changing the third sentence thereof to read as follows:
For purposes of a Participant’s final Plan Year of participation only, a Participant shall be awarded a Year of Plan Participation if, and only if, he or she has been credited with 1,000 hours of service (determined in accordance with the rules set forth in Section 1.35, below) in such Plan Year.
9. Section 1.35 (“Years of Service”) is amended by changing the portion of the second sentence that precedes the first comma to read as follows:
“For purposes of this Section 1.35 and Section 1.34 only . . . .”

10. Article 1 (Definitions) of the Plan is amended by the addition of the following new Sections 1.36 and 1.37 to read as follows:
1.36 “Discretionary Credit Account” shall mean the account maintained to record any Discretionary Credits allocated to a Participant in accordance with Section 3.9 and any interest on the Discretionary Credits.
1.37 “Discretionary Credits” shall mean the amounts, if any, allocated to a Participant pursuant to Section 3.9.
11. Article 3 (Deferral Commitments/Interest Crediting) of the Plan is amended by the addition of the following new Section 3.9 to read as follows:
3.9 Discretionary Credits. With the approval of the Human Resources Committee of the Company’s Board of Directors, an Employer may award Discretionary Credits to a Participant at any time during a Plan Year in such amounts and subject to such terms and conditions (including, but not limited to, vesting provisions, interest crediting provisions, and distribution provisions) as the Employer deems appropriate. The Human Resources Committee may delegate its power to approve the award of Discretionary Credits to the Company’s Chief Executive Officer, subject to such restrictions or limitations as the Human Resources Committee deems to be appropriate or as may be required by applicable law. The award of the Discretionary Credits must be in writing, signed by the Company’s Chief Executive Officer (unless the Discretionary Credits are awarded to the Company’s Chief Executive Officer, in which case the award must be signed by the Company’s General Counsel), and delivered to the Participant.
12. Section 5.1(b) (Payment of Termination Benefit — Automatic Distribution of Termination Benefits) of the Plan is amended and restated in its entirety to read as follows:
(b) Automatic Distribution of Termination Benefits. Notwithstanding any provision of this Section 5.1 to the contrary, if, upon a Participant’s Separation from Service, his or her Account Balance, as determined pursuant to Section 5.1, and the Participant’s Discretionary Credit Account, if any, when added to his or her Retirement Account Balance Benefit under the Pinnacle West Capital Corporation Supplemental Excess Benefit Retirement Plan of 2005, does not exceed the amount specified in Code Section 402(g) for the calendar year in which such Separation from Service occurs, the Participant’s Termination Benefit shall be distributed in a lump sum within thirty (30) days following his or her Separation from Service. Notwithstanding the foregoing, payment of the Termination Benefit shall not be made prior to the date which is six (6) months after the date of a Participant’s Separation from Service in the case of a Participant who is determined to be a Specified Employee.

13. Article 5 (Payment of Benefits) of the Plan is amended by the addition of the following new Section 5.3 to read as follows:
5.3 Payment of Discretionary Credits. Payment of a Participant’s Discretionary Credit Account shall be at the time and in the manner provided in the written award of the Discretionary Credits. If the written award does not specify the time and manner of payment of the Discretionary Credit Account, the Discretionary Credit Account will be paid in a lump sum within thirty (30) days after the Participant’s Separation from Service. Payment of the Discretionary Credit Account shall not be made or commence prior to the date which is six (6) months after the date of a Participant’s Separation from Service in the case of a Participant who is determined to be a Specified Employee. Unless the written award provides otherwise, if a Participant dies prior to his or her Separation from Service, the Discretionary Credit Account will be paid in a lump sum at the time specified in Section 5.2(a) of the Plan.
14. Section 9.1 (Termination) of the Plan is amended and restated in its entirety to read as follows:
9.1 Termination. Subject to the requirements of Section 409A of the Code, each Employer reserves the right to terminate the Plan at any time with respect to Participants whose services are retained by that Employer. Upon the termination of the Plan in accordance with the requirements of Section 409A of the Code, a Participant’s Account Balance and Discretionary Credit Account, if any, shall be paid out in accordance with the regulations issued under Section 409A of the Code. The termination of the Plan shall not adversely affect any Participant or Beneficiary who has become entitled to the payment of any benefits under the Plan as of the date of termination.
IN WITNESS WHEREOF, Pinnacle West Capital Corporation has caused this First Amendment to be executed as of this 22 day of December 2009.

PINNACLE WEST CAPITAL CORPORATION
By:	/s/ Donald E. Brandt
	Its:	Chairman of the Board, President & CEO PNW

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